                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                                  AVIALL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of filing fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 [AVIALL LOGO]

                                               Aviall, Inc.
                                               Notice of 1999 Annual Meeting
                                               and Proxy Statement

[AVIALL LOGO]

ERIC E. ANDERSON
Chairman, President and
Chief Executive Officer

                                                               November 12, 1999

Dear Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders to be held at 2:00 p.m. on Thursday, December 16, 1999, at the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York. All stockholders of record as of November 4, 1999 are entitled to vote at the Annual Meeting.

The proposals to be acted upon at the Annual Meeting include the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 1999, and a stockholder proposal relating to Aviall's Stockholder Rights Plan. I hope you will carefully read these proposals, which are described in the accompanying Proxy Statement.

It is important that your shares be represented at the Annual Meeting. Accordingly, even if you plan to attend, please sign, date and promptly mail the enclosed proxy card in the postage-prepaid envelope.

                                          Sincerely,

                                          /s/ ERIC E. ANDERSON
                                          Eric E. Anderson
                                          Chairman, President and Chief
                                          Executive Officer

AVIALL, INC., 2075 Diplomat Drive, Dallas, TX 75234-8999 U.S.A.

                                PROXY STATEMENT

                                  AVIALL, INC.
                              2075 DIPLOMAT DRIVE
                            DALLAS, TEXAS 75234-8989

                       SOLICITATION AND VOTING OF PROXIES

     This Proxy Statement is being provided to you in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of Aviall, Inc. The Annual Meeting will be held on Thursday, December 16, 1999, starting at 2:00 p.m., at the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York. Proxies are being solicited on behalf of the Board of Directors of Aviall. This Proxy Statement and the enclosed proxy card are first being mailed on or about November 12, 1999, to holders of Aviall's common stock entitled to vote at the Annual Meeting.

     A Proxy Committee will vote the shares of common stock represented by each proxy card returned to Aviall. Jacqueline K. Collier, Jeffrey J. Murphy and Cornelius Van Den Handel are the members of the Proxy Committee. Any stockholder giving a proxy may change his or her vote at any time before it is voted at the Annual Meeting by notifying the Secretary of Aviall in writing, by submitting a new proxy card dated after the date of the proxy being revoked or by attending the Annual Meeting and voting in person. Where a stockholder's proxy specifies a choice with respect to a matter, the shares will be voted accordingly. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR IDENTIFIED BELOW, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AVIALL'S INDEPENDENT AUDITORS AND AGAINST THE STOCKHOLDER PROPOSAL RECOMMENDING THAT THE BOARD OF DIRECTORS REDEEM THE RIGHTS GRANTED UNDER AVIALL'S STOCKHOLDER RIGHTS PLAN.

                       PROCEDURES FOR THE ANNUAL MEETING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Business at the Annual Meeting will be conducted in accordance with the procedures determined by the Chairman of the Annual Meeting and will be limited to matters properly brought before the Annual Meeting pursuant to the procedures prescribed in Aviall's By-Laws. Those procedures include the requirement that any stockholder who desires either to bring a stockholder proposal before an annual meeting or to nominate a person for election as a director at an annual meeting give written notice to Aviall with respect to the proposal or nominee prior to the Annual Meeting. The Chairman of the Annual Meeting may refuse to acknowledge any stockholder proposal or any nomination for director not made in accordance with these procedures.

     The Board does not anticipate that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, proxies will be voted by the Proxy Committee in accordance with their judgment.

                          RECORD DATE AND VOTING STOCK

     November 4, 1999, has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the record date there were 18,271,576 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote. Only recordholders of common stock at the close of business on the record date are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

     A majority of the votes cast at the Annual Meeting is required to approve the actions proposed to be taken at the Annual Meeting. Abstentions and broker non-votes will be included in determining the number of shares of common stock present or represented at the Annual Meeting or any adjournment or postponement of the Annual Meeting thereof for purposes of determining whether a quorum exists. However, abstentions with respect to any proposal brought to a vote at the Annual Meeting will have the same effect as a vote against such proposal. Broker non-votes are treated as shares not present for the purposes of the vote with respect to a specific proposal and therefore will have no effect on the outcome of the vote on any proposal.

               PARTICIPANTS IN THE AVIALL EMPLOYEES' SAVINGS PLAN

     If a stockholder is a participant in the Aviall, Inc. Employees' Savings Plan and holds shares of common stock in the Savings Plan, the proxy card represents the number of full shares of common stock held for the benefit of the participant in the Savings Plan as well as any shares of common stock registered in the participant's name. Thus, a proxy card for such a participant grants a proxy for shares registered in the participant's name and serves as a voting instruction for the trustees of the Savings Plan for the account in the participant's name. Information as to the voting instructions given by individuals who are participants in the Savings Plan will not be disclosed to Aviall.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     Aviall has three classes of directors serving staggered three-year terms. Richard J. Schnieders and Bruce N. Whitman are currently serving terms that expire at the Annual Meeting. The Board has nominated Mr. Schnieders and Mr. Whitman to continue to serve as directors for terms expiring at Aviall's annual stockholders meeting in 2002.

     Below is the name of each nominee and of each director continuing in office, a description of positions and offices with Aviall, any other principal occupation, business experience during at least the last five years, certain directorships presently held, age and length of service as a director of Aviall.

     THE PERSONS NAMED IN THE PROXY WILL VOTE FOR THE NOMINEES LISTED BELOW EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE ANNUAL MEETING IN 2002
--------------------------------------------------------------------------------

[PHOTO]              RICHARD J. SCHNIEDERS         Mr. Schnieders has served as an Executive
                     Executive Vice President of   Vice President of SYSCO Corporation since
Director since 1997  SYSCO Corporation             1998. From 1992 to 1998 Mr. Schnieders was
Age 51               Chairman -- Audit Committee   Senior Vice President
                     Member -- Compensation and    Merchandising/Multi-Unit Sales of SYSCO
                                  Nominating       Corporation. He has been a director of
                     Committee                     SYSCO Corporation since 1997.
---------------------------------------------------------------------------------------------
[PHOTO]              BRUCE N. WHITMAN              Mr. Whitman has been an Executive Vice
                     Executive Vice President      President of FlightSafety International,
Director since 1998  FlightSafety International,   Inc. since 1962. Mr. Whitman is also a
Age 66               Inc.                          director of FlightSafety Boeing Training
                     Member -- Audit Committee     International L.L.C., Petroleum
                     Member -- Compensation and    Helicopters, Inc. and Megadata
                                 Nominating        Corporation.
                     Committee
---------------------------------------------------------------------------------------------

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2000
--------------------------------------------------------------------------------

[PHOTO]              ERIC E. ANDERSON              Eric E. Anderson has served as Chairman of
                     Chairman, President and       the Board of Aviall since December 1997.
Director since 1996  Chief Executive Officer       He has also served as Aviall's President
Age 51               of Aviall                     since June 1996 and as Chief Executive
                                                   Officer since December 1996. He was the
                                                   Company's Chief Operating Officer from
                                                   June 1996 through December 1996 and was an
                                                   Executive Vice President of the Company
                                                   from February 1996 until June 1996. Mr.
                                                   Anderson was President of Inventory
                                                   Locator Service, Inc. ("ILS"), a wholly
                                                   owned subsidiary of the Company, from 1993
                                                   to 1996, and was an Executive Vice
                                                   President of ILS from 1991 to 1993.
---------------------------------------------------------------------------------------------
[PHOTO]              DR. HENRY A. MCKINNELL        Dr. McKinnell has served as President of
                     President of Pfizer Inc.      Pfizer Inc. since 1999. He served as the
Director since 1993  Chairman -- Compensation and  Executive Vice President of Pfizer Inc.
Age 56                             Nominating      prior to that, a position he had held
                     Committee                     since 1992. He has also served as a
                     Member -- Audit Committee     director of Pfizer Inc. since 1997. He was
                                                   appointed President of Pfizer's Worldwide
                                                   Pharmaceuticals business in January 1997.
                                                   Pfizer's Worldwide Consumer Group and
                                                   Strategic Planning and Policy Group
                                                   continue to report to him. From 1992 to
                                                   1995 he served as Chief Financial Officer
                                                   of Pfizer Inc. and President of Pfizer's
                                                   Hospital Products Group. Dr. McKinnell is
                                                   also a director of John Wiley & Sons, Inc.
                                                   and The Dun & Bradstreet Corporation.
---------------------------------------------------------------------------------------------

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2001
--------------------------------------------------------------------------------

-------------------  ROBERT G. LAMBERT             Mr. Lambert retired as Chairman of the
                     Retired Chairman of the       Board of Directors of Aviall in December
Director since 1993  Board of Aviall               1997, a position he had held since
Age 69               Member -- Audit Committee     December 1993. He served as the Company's
                                                   President from December 1995 to June 1996
                                                   and as Chief Executive Officer from
                                                   December 1995 to December 1996.
---------------------------------------------------------------------------------------------
-------------------  DR. DONALD R. MUZYKA          Dr. Muzyka has served as President and
                     President and Chief           Chief Executive Officer of Special Metals
Director since 1994  Executive Officer of          Corporation ("SMC") since October 1996. He
Age 61               Special Metals Corporation    served as President and Chief Operating
                     Member -- Audit Committee     Officer of SMC from January 1990 to
                     Member -- Compensation and    October 1996. Dr. Muzyka is also a
                                 Nominating        director of SMC and CSM Industries, Inc.
                                 Committee
---------------------------------------------------------------------------------------------

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     Board of Directors. The Board currently consists of six members. During 1998, the Board of Directors held seven meetings. The Board has established standing Audit and Compensation and Nominating Committees to assist the Board in the discharge of its responsibilities. The Board may also appoint other committees for specialized functions as appropriate. All of the Directors of Aviall are independent directors (as that term is defined in Aviall's By-Laws) other than Messrs. Anderson and Lambert. Aviall's By-Laws provide that a majority of the Board and each member of the Compensation and Nominating Committee be an independent director. Each current Director attended all of the Board and applicable committee meetings held in 1998.

     Audit Committee. The members of the Audit Committee are Mr. Schnieders (Chairman), Mr. Lambert, Dr. McKinnell, Dr. Muzyka and Mr. Whitman. The Audit Committee met four times in 1998. The Audit Committee is responsible for recommending an accounting firm to serve as Aviall's independent auditors, reviewing the annual audit of Aviall, reviewing audit and any nonaudit fees paid to Aviall's independent auditors, reviewing the scope and results of internal audit activities and reviewing compliance with Aviall's conflict of interest and business ethics policies as well as compliance with major regulatory requirements. The Audit Committee reports its findings and recommendations to the Board for appropriate action.

     Compensation and Nominating Committee. The members of the Compensation and Nominating Committee are Dr. McKinnell (Chairman), Dr. Muzyka, Mr. Schnieders and Mr. Whitman. During 1998, the Compensation Committee met six times. The Compensation Committee supervises Aviall's compensation policies, administers incentive plans, reviews officers' salaries and bonuses, approves significant changes in employee benefits and recommends to the Board such other forms of compensation as it deems appropriate. The Compensation Committee also considers nominations for prospective Board members. The Compensation Committee considers nominees recommended by other directors, stockholders and management who provide the Board with information with respect to a suggested candidate for Board membership. Written nominations by stockholders for directors will be considered, provided they are received by the Secretary of Aviall at its principal executive offices pursuant to timely advance written notice in accordance with Aviall's By-Laws (not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting, subject to certain exceptions) and contain all information specified in such By-Laws, including the identity and address of the nominating stockholder, the class and number of shares of common stock which are owned by such stockholder and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Aviall's By-Laws also provide that all members of the Compensation Committee shall be independent directors who are not otherwise affiliated with Aviall. The report by the Compensation Committee discussing compensation for Aviall's senior executives appears elsewhere in this Proxy Statement.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of Aviall are entitled to receive an annual retainer of $24,375 (the "Annual Retainer"), plus $1,000 for each Board or committee meeting attended. Directors who are employees of Aviall or any of its subsidiaries do not receive any fees for their Board or committee service. Directors are also reimbursed for expenses incurred in attending Board and Board committee meetings.

     Directors who are not employees of Aviall are eligible to participate in Aviall's Directors Stock Plan. Under the Directors Stock Plan, each eligible director may make an election to receive shares of common stock in lieu of the Annual Retainer. All eligible directors participated in the Directors Stock Plan during 1998 and elected to participate in 1999. The number of shares of common stock granted to a participant is the nearest number of whole shares of common stock which can be purchased for $30,000 (the "Share Value"), based on the mean of the highest and lowest sale price for the common stock on the grant date as reported on the New York Stock Exchange. In the event that there is an increase or decrease in the Annual Retainer, the Share Value adjusts automatically so that the ratio between the Share Value and the Annual Retainer is maintained. Under the Directors Stock Plan, common stock is granted automatically on the first business day in July of any calendar year to each eligible director who has elected to participate in the Directors Stock Plan at least six months prior to that date.

     A director who receives a grant of common stock pursuant to the Directors Stock Plan is entitled to receive dividends on and to vote such shares. However, the director's ownership rights in such shares do not vest until six months after the date of grant and then only if the director continues to serve on the Board at that date. However, a participating director who has completed a full term of service prior to the end of such six-month period, or whose service during such six-month period was interrupted due to death or disability, will be vested in a pro rata number of such shares.

     Further, under the Directors Stock Plan, non-employee directors are eligible to receive options to purchase up to 3,000 shares of Aviall common stock on the first trading day of July each year. No options were granted to directors in 1998 or 1999.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of October 22, 1999, the directors of Aviall, the Chief Executive Officer of Aviall, the other four most highly compensated executive officers of Aviall at December 31, 1998 and all current directors and executive officers of Aviall as a group, beneficially owned common stock as set forth in the following table. For purposes of this Proxy Statement, Eric E. Anderson, Jacqueline K. Collier, Charles M. Kienzle, Bruce Langsen and Jeffrey J. Murphy are referred to as the "named executive officers."

                                                                                           TOTAL SHARES
NAME                                            OWNED SHARES(1)    OPTION SHARES(2)    BENEFICIALLY OWNED(3)
----                                            ---------------    ----------------    ---------------------
Eric E. Anderson(4)...........................       29,238             272,749                301,987
Robert G. Lambert(5)..........................       19,639             140,000                159,639
Henry A. McKinnell............................       12,172                  --                 12,172
Donald R. Muzyka..............................        9,791                  --                  9,791
Richard J. Schnieders.........................        5,845                  --                  5,845
Bruce N. Whitman..............................       13,845                  --                 13,845
Jacqueline K. Collier(6)......................        7,707              57,272                 64,979
Charles M. Kienzle(7).........................       10,498             116,693                127,191
Bruce Langsen(8)..............................       13,302              69,272                 82,574
Jeffrey J. Murphy(9)..........................       24,557             158,909                183,466
All current directors and executive officers
  as a group (12 persons).....................      161,232             891,082              1,052,314

---------------

1. Represents shares of common stock owned by such individuals, including shares owned pursuant to the Aviall's Employees' Savings Plan and the Directors Stock Plan. For each of Messrs. Lambert, McKinnell, Muzyka, Schnieders and Whitman, includes 1,649 shares of restricted stock issued under the Directors Stock Plan for which these directors have sole voting power and no investment power.

2. Represents shares that may be acquired within 60 days of October 22, 1999, through the exercise of stock options.

3. Unless otherwise noted, the holders of the shares of common stock included in this table have sole voting and investment power with respect to all such shares. As of October 22, 1999, Mr. Anderson beneficially owned 1.6% of Aviall's outstanding common stock. As of this date, no other director or named executive officer beneficially owned one percent or more of the outstanding common stock. All current directors and executive officers as a group beneficially owned approximately 5.5% of the outstanding common stock as of October 22, 1999.

4. Includes 14,266 shares of common stock held jointly by Mr. Anderson and his spouse and 200 shares held by Mr. Anderson's children. Mr. Anderson has shared voting and investment power with respect to the shares held jointly with his spouse. Mr. Anderson disclaims beneficial ownership of his children's shares. Also includes 6,795 shares of restricted common stock for which Mr. Anderson has sole voting power and no investment power.

5. Includes 225 shares of common stock held in trust for the benefit of Mr. Lambert's children. Mr. Lambert is a co-trustee of such trust and has shared voting and investment power with respect to such shares. Mr. Lambert disclaims beneficial ownership of the 225 shares held in trust.

6. Includes 2,451 shares of restricted common stock for which Ms. Collier has sole voting power and no investment power.

7. Includes 874 shares of restricted common stock for which Mr. Kienzle has sole voting power and no investment power.

8. Includes 5,386 shares of restricted common stock for which Mr. Langsen has sole voting power and no investment power.

9. Includes 9,769 shares of common stock held jointly by Mr. Murphy and his spouse. Mr. Murphy has shared voting and investment power with respect to these shares. Also includes 4,088 shares of restricted common stock for which Mr. Murphy has sole voting power and no investment power.

     The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by Aviall to beneficially own five percent or more of Aviall's outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentage is based upon Aviall's calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on November 4, 1999.

                                                             AMOUNT AND NATURE      PERCENT
                    BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP   OF CLASS
                    ----------------                      -----------------------   --------
Neuberger & Berman, LLC                                          2,790,900          15.3%(1)
Nolan Acquisition Partners and                                   1,589,329          8.7%(2)
Aerogroup I Ltd. Co.

---------------

1. According to a Schedule 13G filed by Neuberger & Berman, LLC on February 9, 1999, Neuberger & Berman has sole voting power with respect to 1,511,800 shares of common stock, shared voting power with respect to 1,244,900 shares of common stock and shared dispositive power with respect to 2,790,900 shares of common stock. In the Schedule 13G, Neuberger & Berman reported that it acts as an investment manager for various funds which hold the shares in the ordinary course of business, that it does not have any economic interest in the shares, that the actual owners of such shares are its clients and its clients have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of the shares. The business address of Neuberger & Berman, LLC is 605 Third Ave., New York, New York 10158-3698.

2. According to a Schedule 13D filed on October 20, 1999 by Nolan Acquisition Partners, Nolan Acquisition Group, L.P., Kincaid Capital Group, Thomas R. Kincaid, Dan Komnenovich, Richard Jones, Conese Capital, L.L.C., Conese Family Partnership (Nevada), L.P., Conese General Partner (Nevada), Inc., and Eugene P. Conese (collectively, the "Nolan Group"), and Aerogroup I, Ltd. Co., Aeroequity, Inc. and Brian H. Rowe (collectively, the "Rowe Group"), Nolan Acquisition Partners has sole voting and dispositive power with respect to 1,452,900 shares of common stock and Aerogroup I Ltd. Co. has sole voting and dispositive power with respect to 136,429 shares of common stock. The other members of the Nolan Group share voting and dispositive power with respect to the 1,452,900 shares of common stock and the other members of the Rowe Group share voting and dispositive power with respect to the 136,429 shares of common stock. The business address of Nolan Acquisition Group, L.P., Kincaid Capital Group, Mr. Kincaid, Mr. Komnenovich and Mr. Jones is 125 East John Carpenter Freeway, Suite 190, Irving, Texas 75062. The business address of Conese Capital, L.L.C., Conese Family Partnership (Nevada), L.P. and Conese General Partner (Nevada), Inc. is 101 Convention Center Drive, Suite 850, Las Vegas, Nevada 89109. The business address of Mr. Conese is 55 Alhambra Plaza, Suite 600, Coral Cables, Florida 33134. The business address of Aerogroup I Ltd. Co., Aeroequity, Inc. and Brian H. Rowe is 7414 Hodgson Memorial Drive, Suite B, Savannah, Georgia 31406.

                COMPENSATION AND NOMINATING COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation and Nominating Committee has responsibility for Aviall's executive compensation practices and policies. The Committee is currently composed of four outside directors who are not officers or employees of Aviall or its subsidiaries. The Committee members are not eligible to participate in the compensation plans or programs administered by the Committee.

EXECUTIVE PAY POLICY

     The Company's compensation programs are intended to attract, retain and motivate the key people necessary to lead Aviall to achieve its strategic objective of increased stockholder value over the long term, reflecting the Committee's belief that executive compensation should seek to align the interests of Aviall's executives with those of its stockholders. The program utilizes three components: base salary, short-term incentives and long-term compensation in the form of both stock options and restricted stock.

     During 1997, the Compensation Committee engaged an outside consulting firm to survey compensation practices of companies in similar businesses and to make recommendations regarding compensation in 1998 for Aviall's chief executive officer. The consulting firm selected a survey group comprised of companies in aviation/industrial manufacturing, repairs and distribution businesses. The survey data was adjusted for the relative size of the companies surveyed. In connection with its review, compensation for Aviall's chief executive officer, as well as its other executive officers, was assessed against the practices of the survey group. In establishing base salaries, the Compensation Committee has adopted a strategy of setting executive salaries below market while providing incentive compensation pay opportunities targeted above market, based on targeted performance achievement. The Compensation Committee set the salary ranges in this manner to ensure that Aviall's base salary practices do not put it at a competitive disadvantage in retaining and attracting key executives while ensuring an appropriate cost structure for Aviall.

     The Committee believes that its current mix of a base salary and significant long- and short-term performance-based compensation which can be earned by the Company's executive officers will increase long-term stockholder value.

BASE SALARY

     As part of the compensation review discussed above, the Compensation Committee compared Mr. Anderson's base salary to chief executive officers at the companies in the survey group. Based upon the Compensation Committee's recommendation, in December 1997 the Board approved an increase in Mr. Anderson's annual base salary for 1998 from $200,000 to $300,000. Mr. Anderson's base salary was determined by reference to the median salary of chief executive officers of the companies in the survey group described above. The base salaries of three other executive officers were also increased to a lesser degree.

SHORT-TERM INCENTIVE PROGRAM

     Under the 1998 short-term incentive program, Mr. Anderson was eligible to receive an aggregate bonus award of up to 150% of his base salary subject to the Company meeting specific earnings objectives. Each of Aviall's other executive officers were eligible to earn a bonus award of up to either 150% or 120% of his or her base salary. These bonus awards were payable two-thirds in cash and one-third in restricted stock. In January 1999, Mr. Anderson was awarded a cash bonus of $182,398 and was granted 6,795 shares of restricted common stock. The restricted stock vests on the third anniversary of the grant date, and are otherwise subject to the terms of the Company's 1998 Stock Incentive Plan.

STOCK OPTIONS

     The Stock Incentive Plan is administered by the Board and the Committee and is designed to provide incentive compensation to Aviall's executive officers and other key management personnel. The grants are long-term incentives for future performance, which are designed to align the interests of management with those of Aviall's stockholders.

     At its March 1998 meeting, the Committee approved grants of stock options to certain executive officers and key employees, including a grant to Mr. Anderson of options to purchase 75,000 shares. The number of options granted to specific individuals was dependent on the individual's current performance potential for promotion and expected impact on the future performance of Aviall. All grants were made at fair market value at the time of grant. One third of these options vest each year commencing on the first anniversary of the grant.

STOCK OWNERSHIP

     At the recommendation of the Committee in 1993, the Board approved voluntary executive stock ownership guidelines for Aviall's chief executive officer, executive officers and certain other executives. The guidelines are intended to encourage executives to become substantial stockholders. Under the guidelines, Aviall's chief executive officer is expected to own shares of common stock with an aggregate value of three times his or her then-current base salary within five years of appointment to such position. Within such time period, all other executive officers are expected to own shares of common stock with a value of 1.5 times their base salary and the remaining executives are expected to own shares having a value of one-half times their annual base salary. The Committee periodically reviews the progress of Mr. Anderson and the other executives of the Company against these guidelines.

     The Committee has reviewed the potential impact of the $1 million deduction limitation on executive compensation for the top five executives which was implemented as part of the Omnibus Budget Reconciliation Act of 1993. The Committee currently believes that no action is necessary at this time. The Compensation Committee intends to continue to evaluate Aviall's potential exposure to the deduction limitation on an annual basis.

     This report is submitted by the members of the Compensation and Nominating Committee of the Board.

THE COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD

  Henry A. McKinnell       Donald R. Muzyka      Richard J. Schnieders     Bruce N. Whitman
       Chairman

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid or accrued for the benefit of the named executive officers for services rendered to Aviall during Aviall's last three fiscal years.

                                                                                         LONG-TERM
                                             ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                    -------------------------------------   -----------------------------------
                                                           OTHER ANNUAL       RESTRICTED      SHARES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION(1)   STOCK AWARDS(2)    OPTIONS/SARS(3)    COMPENSATION(4)
---------------------------  ----   --------   --------   ---------------   ---------------   -----------------   ---------------
Eric E. Anderson             1998   $300,000   $182,398       $    --           $ 76,019            75,000            $   400
  President and              1997    199,615    200,000        31,507            148,750            75,000             25,569
  Chief Executive Officer    1996    174,904    247,716            --                 --           250,000             31,088
Jacqueline K. Collier        1998    125,000     65,799            --             27,421            25,000                400
  Vice President and
    Controller               1997    116,800     93,440            --             69,496            25,000                400
                             1996    116,800    113,134            --                 --            10,000                400
Charles M. Kienzle           1998    175,000     23,450            --              9,778            30,000                400
  Senior Vice President,     1997    175,000    175,000            --            130,156            35,000                400
  Operations                 1996    171,346    233,019            --                 --            25,000                400
Bruce Langsen                1998    168,269    144,580            --             60,256            40,000                400
  President of ILS           1997    140,769    141,264            --            105,062            45,000                400
                             1996    113,800    156,498            --                 --            18,000                400
Jeffrey J. Murphy            1998    177,000    109,739            --             45,735            30,000                540
  Senior Vice President,     1997    177,000    177,000            --            131,644            35,000                525
  Law and Human Resources,   1996    177,000    253,110            --                 --            25,000                511
  Secretary and General
    Counsel

---------------

1. Includes amounts reimbursed for the payment of income taxes related to relocation expenses paid by the Company and taxable to Mr. Anderson. Other perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under SEC regulations and are not included in this column.

2. The grants of restricted stock are not currently vested. These grants will vest on the third anniversary of the grant date. Recipients of restricted stock awards are entitled to receive any dividends paid with respect to these shares. The dollar amounts shown for 1998 in the table above were determined based upon a price of $11.1875 per share, the closing price of the common stock on January 26, 1999, the grant date. The dollar amounts shown for 1997 were based upon a price of $14.875 per share, the closing price of the common stock on January 2, 1998, the first trading day following the grant date. As of December 31, 1998, the aggregate number of shares of restricted stock and their value (based upon a price of $11.75, the closing price of common stock on December 31, 1998) held by each named executive officer was as follows: Mr. Anderson, 16,795 restricted shares and $197,341; Ms. Collier, 7,123 restricted shares and $83,695; Mr. Kienzle, 9,624 restricted shares and $113,082; Mr. Langsen, 12,449 restricted shares and $146,276; and Mr. Murphy, 12,938 restricted shares and $152,022.

3. Grants of stock options vest one-third each year commencing on the first anniversary of the grant. No named executive officer received stock options granted in tandem with SARs in 1997 or 1998. All options granted to the named executive officers in 1996 were granted in tandem with a limited SAR.

4. For 1998 this column includes (a) contributions to Aviall's Employees' Savings Plan in the amount of $400 for each named executive and (b) premiums for compensatory split-dollar insurance payments in the amount of $140 for Mr. Murphy.

SEVERANCE ARRANGEMENTS

     Aviall is a party to Severance Agreements with its executive officers, including each of the named executive officers, that become operative only upon a change of control. The Severance Agreements provide that if, within a two-year period following a change of control, Aviall terminates the employment of such executive for reasons other than death, disability or cause, or the executive terminates employment with Aviall for good reason, the executive is entitled to receive a severance payment in an amount equal to a multiple of his or her (a) then-current base salary, and (b) an amount equal to the greater of the executive's (1) incentive compensation for the current fiscal year (assuming the Company had reached target performance for that year), or (2) incentive compensation paid or payable to the executive for the most recently completed fiscal year. The executive is also entitled to continue to receive health and life insurance benefits for a period of one year following his or her termination following a change of control. The Severance

Agreements further provide that if any amount payable thereunder or otherwise to the executive is determined to be an "excess parachute payment" under the Internal Revenue Code, such executive would be entitled to receive an additional payment (net of income taxes) to compensate such executive for the excise tax imposed by the Code on such payment. The multiple of base salary and incentive compensation referred to above is two or three times for each of the named executive officers.

     Aviall maintains a Severance Pay Plan for the benefit of all full-time employees, including executive officers. The Severance Pay Plan provides that if Aviall terminates an eligible employee's employment for any reason other than cause, the employee is entitled to receive severance pay in an amount determined in accordance with the terms of the plan. For executive officers, the severance pay is an amount equal to two times (a) the executive's then-current base salary and (b) the greater of (1) the executive's target incentive payment for the year in which his employment was terminated and (2) the executive's incentive payment for the most recently completed fiscal year. Payments under the Severance Pay Plan are made in installments (a two-year period for executive officers) unless the employee's employment is terminated within one year following a change in control. In that circumstance, the severance payment is made in a lump sum. The Severance Pay Plan provides that in the event that an employee is terminated under circumstances in which he is entitled to receive severance payment under any written agreement (including the Severance Agreements referred to in the preceding paragraph), he is not entitled to receive the benefits intended to be provided under the Severance Pay Plan.

                           OPTION/SAR GRANTS IN 1998

     The following table provides information regarding the grant of stock options to the named executive officers in 1998. In addition, hypothetical gains of 5% and 10%, along with a third column representing a 0% gain (listed in the table under "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term"), are shown for these stock options. These hypothetical gains are based on assumed rate of annual compound stock price appreciation of 0%, 5% and 10% from the date the stock options were granted over the full option term of ten years.

                                                      INDIVIDUAL GRANTS
                                --------------------------------------------------------------       POTENTIAL REALIZABLE VALUE
                                NUMBER OF      PERCENTAGE OF                                           AT ASSUMED ANNUAL RATES
                                SECURITIES    TOTAL OPTIONS/                                               OF STOCK PRICE
                                UNDERLYING         SARS                                                     APPRECIATION
                                 OPTIONS/       GRANTED TO       EXERCISE                                  FOR OPTION TERM
                                   SARS          EMPLOYEES       PRICE PER       EXPIRATION         -----------------------------
             NAME               GRANTED(1)        IN 1998        SHARE(2)           DATE            0%        5%          10%
             ----               ----------    ---------------    ---------    ----------------      ---    --------    ----------
Eric E. Anderson                  75,000           18.3%         $14.7813       March 16, 2008      $0     $697,191    $1,766,819
Jacqueline K. Collier             25,000            6.1%          14.7813       March 16, 2008       0      232,397       588,940
Charles M. Kienzle                30,000            7.3%          14.7813       March 16, 2008       0      278,876       706,728
Bruce Langsen                     40,000            9.7%          14.7813       March 16, 2008       0      371,835       942,303
Jeffrey J. Murphy                 30,000            7.3%          14.7813       March 16, 2008       0      278,876       706,728

---------------

1. Each of the options shown in the table above vest one third each year, beginning on the first anniversary of the date of the grant. Of the options granted in 1998 (a) to Ms. Collier, 7,900 options are incentive stock options and (b) to all other named executive officers, 6,964 options are incentive stock options. All other options granted in 1998 to the named executive officers are non-qualified stock options. No options granted to the named executive officers in 1998 were granted in tandem with SARs.

2. The fair market value of the shares using the average of the high and low trading prices on the date of grant.

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                    AND DECEMBER 31, 1998 OPTION/SAR VALUES

     The following table provides information, for each of the named executive officers, regarding the exercise of Aviall options during 1998 and unexercised options held as of December 31, 1998.

                                                          NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                            OPTIONS/SARS                 OPTIONS/SARS AT
                                                       AT DECEMBER 31, 1998(1)        DECEMBER 31, 1998(2)
                        SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
         NAME             ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------  ---------------   --------   -----------   -------------   -----------   -------------
Eric E. Anderson             7,266        $13,316      155,999        292,251       $195,718       $154,751
Jacqueline K. Collier           --             --       37,289         45,150         45,684         24,675
Charles M. Kienzle              --             --       86,643         61,951        103,060         36,713
Bruce Langsen                   --             --       34,969         76,271         58,652         44,416
Jeffrey J. Murphy               --             --      128,859         61,951        194,453         40,963

---------------

1. The number of unexercised options includes shares of common stock that may be issued upon the exercise of replacement options that were granted in December 1993 pursuant to an agreement entered into by Ryder System, Inc. and Aviall in connection with the spin-off distribution by Ryder of all of Aviall's common stock to the stockholders of Ryder (which agreement was approved by the Board prior to the spin-off, at which time a majority of Aviall's directors were executive officers of Ryder). The number of Aviall options that were granted to replace the Ryder options was determined by reference to the market value of Ryder's shares and Aviall's common stock in order to preserve the economic value of the optionee's Ryder options. Each replacement option has the same vesting status and remaining time period for exercise as the corresponding Ryder options.

2. Based on a price of $11.6875 per share of Aviall's common stock, using the average of the high and low trading prices on December 31, 1998.

                              RETIREMENT BENEFITS

     Aviall and certain of its subsidiaries maintain certain pension plans in which Aviall's executive officers participate.

     Aviall covers substantially all regular domestic full-time employees under the Aviall, Inc. Retirement Plan. Benefits payable under the Retirement Plan are based on an employee's career earnings with Aviall and its subsidiaries. At normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor's benefits, is generally equal to the sum of 1.45% of the first $15,600 of compensation and bonus received, plus 1.85% of the portion of the compensation and bonus in excess of $15,600 during each such year while a Retirement Plan member.

     Retirement Plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65. However, that in the event of a change of control of Aviall, all participants will be fully vested and the term "accrued benefit" will include the value of early retirement benefits for any participant age 45 or above or with 10 or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's pension benefits may be paid in certain alternative forms having actuarially equivalent values.

     The maximum annual benefit under a qualified pension plan is currently $130,000 beginning at the Social Security retirement age (currently age 65). The maximum compensation and bonus that may be taken into account in determining annual retirement accruals is currently $160,000. Aviall maintains a non-qualified, unfunded benefit plan, called the Benefit Restoration Plan, which covers those participants of the Retirement Plan, including those described below, whose benefits are reduced by the Internal Revenue Code or other United States laws. A participant in the Benefit Restoration Plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction and the amount of benefits the participant is entitled to after the reductions.

     Except as described below, the following table sets forth estimated annual pension benefits (in the form of a single life annuity) assuming each named executive officer remains continuously employed at current compensation levels until retirement at the normal retirement date (age 65).

NAME                                                          AMOUNT(1)
----                                                          ---------
Eric E. Anderson............................................  $114,128
Jacqueline K. Collier.......................................    60,780
Charles M. Kienzle..........................................    83,814
Bruce Langsen...............................................    58,302
Jeffrey J. Murphy...........................................    72,484

---------------

1. These amounts include benefits under the Retirement Plan and the Benefit Restoration Plan combined.

                               STOCK PERFORMANCE

     The following graph compares the cumulative stockholder return on Aviall's common stock with the S&P 500 Stock Index and the S&P SmallCap Aerospace/Defense Index. The comparison assumes $100 was invested as of January 1, 1994 and the reinvestment of all dividends.

                  COMPARISON OF CUMULATIVE STOCKHOLDER RETURN
[STOCK PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------------------------------------------
                                   31-DEC-93      31-DEC-94      31-DEC-95      31-DEC-96      31-DEC-97      31-DEC-98
--------------------------------------------------------------------------------------------------------------------------
AVIALL                                100            50.20          62.03          61.21          98.83          77.75
 S&P 500                              100           101.32         139.40         171.40         228.59         293.91
 S&P SMALLCAP AEROSPACE/DEFENSE       100            97.89         111.33         158.81         196.21         237.99

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     On March 15, 1999, upon recommendation of the Audit Committee, the Board unanimously selected, subject to ratification by Aviall's stockholders, PricewaterhouseCoopers LLP to continue to serve as independent auditors for Aviall and its subsidiaries for the fiscal year ending December 31, 1999. PricewaterhouseCoopers has served as Aviall's independent auditors since 1994.

     Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make statements and to respond to appropriate questions raised at the Annual Meeting.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS.

                              STOCKHOLDER PROPOSAL
                                (PROPOSAL NO. 3)

     Thomas R. Kincaid, c/o Nolan Acquisition Partners, 125 East John Carpenter Freeway, Suite 190, L.B.9, Irving, Texas 75062, has submitted the following proposal and supporting statement for inclusion in this Proxy Statement and stated his intention to present this proposal at the Annual Meeting.

PROPOSAL

     RESOLVED, that it is recommended that the Board of Directors redeem the "poison pill" rights granted under the 1993 Rights Agreement dated as of December 7, 1993, terminate such Rights Agreement and not create or adopt any new "poison pill" rights plan unless such action is approved by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company.

SUPPORTING STATEMENT

     The proponent, Thomas R. Kincaid, together with certain other beneficial owners of the Company's stock that have agreed to act as a group (the "Nolan Group"), beneficially own over 1.4 million shares, or approximately 8% of the Company's outstanding stock. The proponent believes that the Company's "poison pill" Rights Plan is not in the stockholders' interest.

     In 1993, the Company declared a dividend of "poison pill" rights that allow the Company's Board of Directors to reject a takeover offer or significant acquisition of shares it deems undesirable. Unless redeemed by the Board, the acquisition by a person of 10% or more of the Company's stock or announcement of a tender offer would trigger the "poison," diluting the value and voting power of such person's holdings, making the proposed takeover or share acquisition uneconomical.

     The proponent believes that "poison pill" devices generally serve to entrench and insulate managements of underperforming companies by deterring credible acquisition proposals. In February 1999, the Company announced its intention to explore "possible strategic alternatives," including a possible sale of the Company. To date, management has been unable or unwilling to enter into any such transaction. Moreover, since that announcement, the Company's earnings and share price have deteriorated substantially. We believe that a message must be delivered: the stockholders are displeased with the direction of the Company, frustrated by its failure to perform or enter into a strategic transaction and oppose the "poison pill" that we believe discourages a transaction that is most needed.

     Supporters of "poison pills" argue that they deter abusive takeover tactics. Even if these arguments are true in some circumstances, with respect to our Company, we are significantly more concerned about its chilling effects on credible acquisition or restructuring opportunities. As an example, in March 1999 the Nolan Group offered to buy the Company at $15.50 per share. This offer expired without substantive discussion because the group was unwilling to accept what it believed to be overreaching terms demanded by the Company's Board to move forward with our acquisition offer (i.e., including a "standstill" that would have prohibited, among other things, buying more shares or initiating a proxy contest). Because of the Company's "poison pill," the option of presenting an offer directly to our fellow stockholders was foreclosed. Although the Nolan Group does not have any present plan to launch a tender offer, we believe stockholders should have the right to accept or reject any offer made to them.

     We urge your support.

RESPONSE OF YOUR BOARD IN OPPOSITION TO THE PROPOSAL

     Your Board of Directors believes that the rights granted under the 1993 Rights Agreement (the "Rights Plan") are an appropriate and effective mechanism to maximize the value of the Company's stock in the context of a potential takeover of the Company and that the Company's stockholders are best served by the existence of the Rights Plan.

     The purpose of the Rights Plan is to protect the interests of all of the Company's stockholders. The Rights Plan allows your Board to negotiate more effectively with a potential acquirer on behalf of all stockholders. The Rights Plan is designed to protect against attempts to acquire the Company for an inadequate price and other abusive practices that do not treat all stockholders equally. In particular, the Rights Plan is intended to:

     - mitigate against persons who through open market and/or private purchases of Aviall's common stock may attempt to achieve a position of substantial influence or control over your Company without paying a control premium to Aviall's stockholders;

     - restrict self dealing by a substantial stockholder;

     - reduce the risk of coercive two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders; and

     - preserve your Board's negotiating position and flexibility to deal with third parties and to otherwise seek to maximize value for all stockholders.

     The proponent contends that rights plans generally serve to deter credible acquisition proposals and that the Rights Plan has had a chilling effect on credible acquisition opportunities. There is no evidence that the Rights Plan has in any way deterred credible acquisition proposals or had any sort of negative effect on the business plans of the Company. In fact, empirical studies demonstrate quite the contrary. Studies show that companies with rights plans receive higher takeover premiums than those without such plans and that rights plans do not decrease the likelihood that takeover bids will be made or completed.

     For example, a 1997 report by Georgeson & Company, Inc., a nationally recognized proxy solicitation and investor relations firm, found that:

     - premiums paid to companies with rights plans were on average 8% higher than premiums paid to purchase target companies that did not have such rights plans;

     - the presence of a rights plan did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn; and

     - a rights plan does not reduce the likelihood that a company would become a takeover target.

     During 1999, the Company undertook a review of strategic alternatives, which included the possible sale of the Company. Your Board conducted this review in the best interests of the Company and all stockholders in seeking to maximize stockholder value. Your Board has not entered into a transaction as a result of this review because it does not believe it has been presented with a legitimate offer that is in the best interests of all stockholders. The Rights Plan has not frustrated this process, nor has it discouraged any transaction.

     One of the advantages of the Rights Plan is that it allows the Board to determine whether a bidder is making a credible offer to acquire the Company. In his proposal, the proponent made reference to a proposal made by the Nolan Group to purchase your Company. What the proponent did not disclose was that the Nolan Group proposal was highly conditional, being subject not only to a satisfactory due diligence review, but to the receipt by the Nolan Group of both debt and equity financing to complete the transaction. The Nolan Group was afforded the opportunity to make an offer to acquire the Company on the same terms as any other interested party. Indeed, the Company contacted the Nolan Group on several occasions and requested Nolan to provide more details regarding its proposal, including sources of financing and due diligence requirements. The Nolan Group declined the Company's requests to clarify its proposal. The Nolan Group has also been afforded several opportunities to meet with the Board to express its views as to management and the strategic direction of the Company. Despite this access, the Nolan Group has not made an offer for the Company that will provide a premium to stockholders, nor has it attempted to conduct a proxy contest for control of the Company. In fact, the Nolan Group declined to make any acquisition offer whatsoever. The Nolan Group did propose that its representatives be appointed to the Board and that one of its representatives serve as chairman, with senior management reporting directly to him. The Company's Rights Plan does not prohibit the Nolan Group or any other interested party from making an acquisition proposal, nor does it deter the initiation of a proxy contest.

     Your Board's commitment has always been to serve the best interests of all of our stockholders. Your Board believes that the Rights Plan better enables the Board to fulfill its fiduciary duty to act in the best interests of all stockholders. As fiduciaries, your directors have an obligation to consider all offers for the Company. The Rights Plan is not an entrenchment device for management. The Rights Plan provides your Board with adequate time and flexibility to negotiate on behalf of all the Company's stockholders and enhances the Board's ability to negotiate the highest possible offer from a potential acquirer, develop alternatives which may better maximize stockholder value, preserve the long-term value of the Company for the stockholders, and ensures that all stockholders are treated fairly. Again, the Rights Plan would not prevent a takeover on terms fair and equitable to all stockholders, nor is it intended as a deterrent to a stockholder's initiation of a proxy contest. Indeed, at such time as the Board determines that an offer adequately reflects the value of the Company and is in the best interests of all stockholders, it may redeem the Rights Plan.

     ACCORDINGLY, YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock beneficially owned by them. Directors, executive officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC.

     To the Company's knowledge, based solely on review of copies of such reports furnished to the Company or written representations from certain reporting persons, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% stockholders were complied with by such persons.

                           COST OF SOLICITING PROXIES

     The cost of solicitation of proxies, including expenses to prepare and mail this Proxy Statement, will be paid by Aviall. Aviall has retained Morrow & Co. to assist in soliciting proxies. For its services, Morrow will receive a fee of $15,000. Morrow will also be reimbursed its reasonable out-of-pocket expenses. Aviall does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to soliciting proxies by mail, directors, officers and employees of Aviall may solicit proxies in person, by telephone or by other means.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 1998, was mailed to all stockholders earlier this year. IF YOU WOULD LIKE ANOTHER COPY OF THE ANNUAL REPORT OR THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SEC, PLEASE NOTIFY THE COMPANY, 2075 DIPLOMAT DRIVE, DALLAS, TEXAS 75234-8989, ATTENTION: INVESTOR RELATIONS (TELEPHONE: 972-406-6671).

                    SUBMISSION OF STOCKHOLDER PROPOSALS FOR
                AVIALL'S ANNUAL MEETING OF STOCKHOLDERS IN 2000

     Pursuant to SEC regulations, in order to be included in Aviall's Proxy Statement for Aviall's 2000 Annual Meeting of Stockholders, stockholder proposals must be received at the principal office of Aviall, 2075 Diplomat Drive, Dallas, Texas 75234-8989, Attention: Secretary, no later than December 31, 1999, as well as meet all other SEC requirements. In addition, Aviall's By-Laws provide that any stockholder who desires either to bring a stockholder proposal before an annual meeting or to present a nomination for director at an annual meeting of stockholders must give advance notice to Aviall's Secretary regarding the proposal or nominee. The By-Laws generally require that written notice be delivered to the Secretary of Aviall not less than 70 days nor more than 90 days prior to the anniversary of the preceding year's annual meeting of stockholders and contain certain information regarding the stockholder desiring to present a proposal or make a nomination and, in the case of a nomination, information regarding the proposed director nominee. A copy of the By-Laws is available upon request from the Secretary of Aviall.

                                          AVIALL, INC.

                                          /S/ JEFFREY J. MURPHY
                                          Jeffrey J. Murphy
                                          Senior Vice President, Law and Human
                                          Resources, Secretary and General
                                          Counsel

Dallas, Texas
November 12, 1999

                                                                    2770-PS-1999

                                                             THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.


Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the Annual Meeting by promptly returning your proxy in the enclosed envelope.







--------------------------------------------------------------------------------

                                   DETACH HERE


       Please mark
[X]    votes as in
       this example.


This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of the Director nominees, FOR Proposal 2, and AGAINST Proposal 3.

--------------------------------------------------------------------------------
1. Election of two Directors to serve until Aviall, Inc.'s 2002 Annual Meeting of Stockholders. NOMINEES: Richard J. Schnieders and Bruce N. Whitman

          FOR                               WITHHELD
          BOTH      [ ]                     FROM BOTH        [ ]
        NOMINEES                            NOMINEES

     [ ]
        ------------------------------------------
         For both nominees except as noted above

--------------------------------------------------------------------------------

2.   Ratification of PricewaterhouseCoopers LLP as independent auditors.

                    FOR        AGAINST       ABSTAIN

                    [ ]          [ ]            [ ]

--------------------------------------------------------------------------------

                    The Board of Directors recommends a vote
                        AGAINST the Stockholder Proposal

--------------------------------------------------------------------------------

3. Stockholder proposal recommending the redemption of the Rights granted under Aviall's Stockholder Rights Plan

                    FOR        AGAINST       ABSTAIN

                    [ ]          [ ]            [ ]


                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]



                                IMPORTANT: Whether or not you expect to attend the meeting in person, please date, sign and return this proxy. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature:                                     Date:
          -----------------------------------       -------------------------

Signature:                                     Date:
          -----------------------------------       -------------------------

--------------------------------------------------------------------------------

                                   DETACH HERE


                                      PROXY

                                  AVIALL, INC.

             PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN IN THE
                        ENCLOSED POSTAGE-PAID ENVELOPE.

        The undersigned acknowledge(s) receipt of the Proxy Statement of Aviall, Inc. relating to the 1999 Annual Meeting of Stockholders (the "Annual Meeting") and hereby constitute(s) and appoint(s) Jacqueline K. Collier, Jeffrey J. Murphy and Cornelius Van Den Handel, attorneys and proxies of the undersigned, with full power of substitution and resubstitution to each and with all the powers the undersigned would possess if personally present, to vote for and in the name and place of the undersigned all shares of Common Stock of Aviall, Inc. held or owned by the undersigned, or standing in the name of the undersigned, at the Annual Meeting to be held on December 16, 1999, commencing at 2:00 p.m., at the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York, or any adjournment or postponement thereof, upon the matters referred to in the Proxy Statement for the Annual Meeting as stated below and on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. A majority of said attorneys and proxies present and acting at the Annual Meeting (or if only one shall be present and act, then that one) shall have, and may exercise, all the powers of all said attorneys and proxies hereunder.

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVIALL, INC. UNLESS OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES OF THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS AVIALL, INC.'S INDEPENDENT AUDITORS AND AGAINST THE PROPOSAL RECOMMENDING THAT THE BOARD OF DIRECTORS REDEEM THE RIGHTS GRANTED UNDER AVIALL'S STOCKHOLDER RIGHTS PLAN. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSAL 3.




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SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
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